Exhibit 10.20

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”), entered into effective the 20th day of September, 2018, is by, between, and among IIOT-OXYS, Inc., a Nevada corporation (hereinafter the “Client”), HereLab, Inc., a Delaware corporation and wholly-owned subsidiary of the Client (“HereLab”), OXYS Corporation, a Nevada corporation and wholly-owned subsidiary of the Client (“OXYS”), and Patrick Phillips, an individual located at 10 Rock Pond Road, West Tisbury MA 02575 (the “Consultant”).

RECITALS:

WHEREAS, on August 22, 2017, OXYS entered into a Consulting Agreement with HereLab (the “August 2017 Agreement”);

WHEREAS, effective as of August 22, 2017, HereLab, OXYS, and Mr. Phillips entered into a Novation Agreement pursuant to which Mr. Phillips assumed the obligations of HereLab under the August 2017 Agreement and HereLab was discharged from the August 2017 Agreement;

WHEREAS, on May 22, 2018, Mr. Phillips entered into a Consulting Agreement with the Client (the “May 2018 Agreement”);

WHEREAS, effective September 20, 2018, Mr. Phillips resigned from all positions within the Client, HereLab, and OXYS and the August 2017 Agreement and the May 2018 Agreement were mutually terminated by all parties;

WHEREAS, pursuant to the May 2018 Agreement, the Client is obligated to issue equity compensation to Mr. Phillips; however, the amount of equity compensation to be issued to Mr. Phillips is uncertain; and

WHEREAS, the Client is willing to issue restricted shares of its common stock in satisfaction of its obligations to Mr. Phillips under the May 2018 Agreement, OXYS’s obligations (if any) under the August 2017 Agreement, and obligations under any other agreements (if any), either written or verbal, the Client, HereLab, or OXYS has with Mr. Phillips and to settle any and all matters arising between the parties hereto under the August 2017 Agreement, the May 2018 Agreement, and any other agreements, either written or verbal, the Client, HereLab, or OXYS has with Mr. Phillips.

NOW, THEREFORE, in consideration of the terms and conditions of this Agreement, the parties hereto agree as follows:

1.                   Issuance of Restricted Shares. The Client hereby issues to Mr. Phillips and Mr. Phillips hereby agrees to accept the issuance of One Hundred and Four Thousand Six Hundred and Seventy Three (104,673) shares of Common Stock of the Client (the “Settlement Shares”) as full and complete satisfaction of all obligations of the Client, OXYS, or HereLab to Mr. Phillips arising pursuant to the terms of the August 2017 Agreement, the May 2018 Agreement, and any other agreements, either written or verbal. On January 1, 2019, the Client shall direct the Client’s transfer agent to issue the Settlement Shares and deliver the stock certificate representing such Settlement Shares to Mr. Phillips at the address set forth above.

2.                   Full Release by Mr. Phillips. Mr. Phillips, for himself, and for his heirs, executors, administrators, and assigns, shall, and does, accept, receive, and take the Settlement Shares from the Client as full and complete satisfaction of any and all monetary debts or other obligations owed to him by the Client, OXYS, or HereLab and hereby forever fully releases and discharges the Client, OXYS, or HereLab and thier officers, directors, successors, assigns, attorneys, agents and affiliates from any and all claims, causes of actions, damages, liabilities or costs (including attorneys fees and legal costs), whether known or unknown, relating in any way to the August 2017 Agreement, the May 2018 Agreement, or any other issues or disputes that are the subject matter of or relating to the August 2017 Agreement or the May 2018 Agreement.

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3.                   Representations and Warranties of Mr. Phillips. Mr. Phillips represents and warrants to the Company as follows:

a.                   Accredited Investor. Mr. Phillips is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”).

b.                   Restricted Securities. Mr. Phillips understands that the Settlement Shares have not been registered pursuant to the Securities Act, or any state securities act, and thus will be restricted securities as defined in Rule 144 promulgated by the SEC. Therefore, under current interpretations and applicable rules, he will probably have to retain such Settlement Shares for a period of at least six (6) months from the date this Agreement is executed by Mr. Phillips and at the expiration of such holding period his sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the SEC and such disposition may be available only if the Client is current in its filings with the SEC under the Exchange Act, or other public disclosure requirements.

c.                    Non-distributive Intent. Mr. Phillips acknowledges that the Settlement Shares are being acquired for his own account, for investment, and not with the present view towards the distribution thereof and he will not dispose of any of the Settlement Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to the Client, is exempt from registration under the Securities Act, or the rules and regulations of the SEC thereunder.

d.                   Evidence of Compliance with Private Offering Exemption. Mr. Phillips represents and warrants that he, either individually or together with his purchaser representative, has such knowledge and experience in business and financial matters that he is capable of evaluating the risks of the prospective investment, and that the financial capacity of Mr. Phillips is of such proportion that the total cost of Mr. Phillips’ commitment in the Settlement Shares would not be material when compared with his total financial capacity. Mr. Phillips has adequate means of providing for current needs and personal contingencies and has no need to sell the Settlement Shares in the foreseeable future.

e.                    Access to Information. Mr. Phillips confirms that all documents, records, and books pertaining to this proposed transaction have been made available to him. In addition, Mr. Phillips has reviewed or had access to the Client’s annual report on Form 10-K for the year ended December 31, 2017, and each filing made by the Client with the SEC since the filing of such annual report.

f.                    Opportunity to Ask Questions. Mr. Phillips has had an opportunity to ask questions of and receive answers from duly designated representatives of the Client concerning the terms and conditions of this transaction and has been afforded an opportunity to examine such documents and other information which Mr. Phillips or his representative, if any, has requested for the purpose of verifying the information set forth in this Agreement and for the purpose of answering any questions Mr. Phillips may have concerning the business and affairs of the Client. In addition, Mr. Phillips has received all requested additional information and documents.

g.                    Limitations on Transfer of Settlement Shares. Mr. Phillips acknowledges that he is aware that there are substantial restrictions on the transferability of the Settlement Shares. Since these Settlement Shares will not be registered under the Securities Act or any applicable state securities laws, the Settlement Shares may not be, and Mr. Phillips agrees that they shall not be, transferred unless they are registered under the Securities Act and state securities laws, or unless such sale is exempt from such registration under the Securities Act and any other applicable state securities laws or regulations. Mr. Phillips further acknowledges that the Client is under no obligation to aid in obtaining any exemption from the registration requirements. Mr. Phillips also acknowledges that he will be responsible for compliance with all conditions on transfer imposed by any securities administrator of any state and for any expenses incurred by the Client for legal or accounting services in connection with reviewing such a proposed transfer and/or issuing opinions in connection therewith. Mr. Phillips also acknowledges that an appropriate legend will be placed upon each of the certificate(s) representing the Settlement Shares stating that they have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale of the Settlement Shares.

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h.                   Authorization; Enforceability. Mr. Phillips has the requisite power and authority to enter into this Agreement. This Agreement has been duly executed by Mr. Phillips and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Mr. Phillips enforceable against Mr. Phillips in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

4.                   Representations and Warranties of the Client, OXYS, and HereLab. Each of the Client, HereLab, and OXYS, jointly and not severally, represents and warrants to Mr. Phillips as follows:

a.                   Authorization; Enforceability. The Client has the requisite corporate power and authority to enter into this Agreement. The Client has the requisite corporate power and authority to issue the Settlement Shares as contemplated by this Agreement. The execution and delivery of this Agreement by the Client, OXYS, and HereLab has been duly authorized by all necessary action on the part of the Client, OXYS, and HereLab and no further action is required by the Client, OXYS, and HereLab in connection herewith. The issuance of the Settlement Shares contemplated hereby have been duly authorized by all necessary action on the part of the Client and no further action is required by the Client in connection herewith. This Agreement has been duly executed by the Client, OXYS, and HereLab and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Client, OXYS, and HereLab enforceable against the Client, OXYS, and HereLab in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

b.                   Issuance of the Settlement Shares. The Settlement Shares have been duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all of all encumbrances and restrictions (other than those created by the Mr. Phillips), except for restrictions on transfer imposed by applicable securities laws.

5.                   Miscellaneous.

a.                   Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or he may be entitled.

b.                   Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

c.                    Survival of Covenants, Etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect for a period of two (2) years from the dated of this Agreement, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the indemnifying party during such period.

d.                   Binding on Successors. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective successors, and assigns.

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e.                    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed in such State, without reference to the choice of law principals thereof.

f.                    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

g.                    Headings. The descriptive headings of the various paragraphs or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

h.                   Number and Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine, and neuter.

i.                    Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or email shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or email also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

j.                    Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

SIGNATURE PAGE FOLLOWS

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SIGNATURE PAGE

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement the respective day and year set forth below.

THE CLIENT:	IIOT-OXYS, Inc.

Date: November 5, 2018	By:	/s/ Cliff L. Emmons
Cliff L. Emmons, CEO

OXYS:	OXYS Corporation

Date: November 5, 2018	By:	/s/ Cliff L. Emmons
Cliff L. Emmons, President

HERELAB:	HereLab, Inc.

Date: November 5, 2018	By:	/s/ Antony Coufal
Antony Coufal, President

Date: November 5, 2018	By:	/s/ Patrick Phillips
Patrick Phillips, an individual

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